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                                                                     Exhibit 3.1


                                   RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                            ARCH MINERAL CORPORATION

                                     *****


     FIRST.   The name of the Corporation is

                            ARCH MINERAL CORPORATION

     SECOND. The registered office of the Corporation shall be in the City of Wilmington, County of Dover, State of Delaware. The name of its registered agent in charge thereof is The Prentice-Hall Corporation Service, Inc.

     THIRD.   The nature of the business or purposes to be conducted or promoted is:

     To carry on and conduct mining and related operations of any and every kind and character with respect to the recovery and removal of coal, ores, metals, stone, clay, sand, gravel, oil, gas, petroleum, timber and all minerals, mineral substances, combustible substances, products and substances of all types, whether solid, liquid or gaseous.

     To mine, extract, remove, recover and sever any or all of said coal, minerals, products, and other substances.

     To search for, prospect for, drill for, explore for, said coal, minerals, products, and other substances.

     To manufacture, process, smelt, mill, treat, concentrate, refine, prepare for market, and otherwise produce and deal in (both at wholesale and retail) coal, coke, and all said minerals and substances and products, and the by-products and end products thereof, of
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every kind and description and by whatsoever process the same can or may now or hereafter be produced.

     To purchase, lease, rent, option, or in any way or in any manner acquire or hold title or secure franchises or interests in coal, all substances and minerals, mineral interests, mines, coal and mineral properties, mining claims and licenses, franchises, rights and privileges, in any estate, interest or rights in real property, personal or mixed property, and to develop and improve the foregoing.

     To lease, sell, exchange, or in any manner dispose of said interests and properties, and interests therein.

     To store, ship, transport, market, buy, sell, export, import, and otherwise deal as principal, agent, or broker in coal, ores, metals, stone, clay, sand, gravel, oil, gas, petroleum, timber, and all minerals, mineral substances, products, and substances of all types, whether solid, liquid or gaseous, including coke and by-products and end products, and to transact such other business and operations as may be advisable or necessary to carry out the foregoing purposes.

     To sink shafts, pipes, slopes, drifts, wells, and construct and operate roads and roadways, reservoirs, pipelines, docks, barges, products and material transfer and handling equipment.

     To purchase, sell, use, maintain, lease, exchange, acquire, or dispose of in any manner, develop and improve, equip and erect any machinery, equipment, tools, fixtures, supplies, parts, appliances, plants, factories, warehouses, stores, depots, dwellings, mines, coke ovens, oil and gas wells, tipples, buildings, docks, pipelines, and structures of all types and on property real or personal, useful or incidental to the business of the
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Corporation.

     In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this Restated Certificate of Incorporation including, without limitation, the power to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, together with any powers incidental thereto so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

     The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this Restated Certificate of Incorporation, but the business and purposes specified in each of the foregoing clauses of this article shall be regarded as independent business and purposes.

     FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 100,000,000 shares of Common Stock, par value $0.01 per share.

     Each share of common stock of the Corporation with a par value of $1.00 which is issued and outstanding is hereby reclassified and changed into 338.0857 fully paid and nonassessable shares of Common Stock, par value $0.01 of the Corporation, and each certificate held by each holder of record for one or more shares of Common Stock of the Corporation as of the close of business on the date this amendment becomes effective shall, until exchanged, represent 338.0857 shares of Common Stock multiplied by the number of full and fractional shares of Common Stock represented by the certificate of such holder.
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     Each share of common stock shall be entitled to one vote and, subject to the provisions of the By-laws of the Corporation with respect to the fixing of record dates, each stockholder of record shall have the right at every stockholders' meeting to one vote for each share of Common Stock standing in his name on the share register of the Corporation.

     FIFTH.  The Corporation is to have perpetual existence.

     SIXTH. 1. Election of directors need not be by written ballot unless the By-laws so provide. Any director may be removed from office with or without cause at any time by the affirmative vote of the stockholders of record holding three-fourths of the outstanding shares of the stock of the Corporation entitled to vote.

     2. Annual or special meetings of the Corporation may be disposed with upon written consent by the holders of record of the percentage of the outstanding stock which would be required to authorize the action being proposed. Notice of the taking of such action shall be given to the stockholders not more than ten
(10) days after the action has been taken.

     3. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

     (a) To make, alter or repeal the By-laws of the Corporation subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal By-laws made by the board of directors.

     (b) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

     (c) To set apart out of any of the funds of the Corporation available for dividends
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a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

     (d) When and as authorized by the vote of the holders of the required percentage of the issued and outstanding stock having voting power given at a stockholders' meeting duly called upon such notice as is required by statute, or when authorized by the written consent of the holders of the required percentage of the voting stock issued and outstanding, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the Corporation.

     SEVENTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the
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creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     EIGHTH.   Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-laws of the Corporation.

     NINTH.    Any action required or permitted to be taken by the stockholders shall be taken only upon the affirmative vote or consent of the holders of not less than three-fourths of the issued and outstanding shares of stock of the Corporation.

     TENTH.    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors and officers herein are granted subject to this reservation.

     ELEVENTH. No director shall be personally liable to the Corporation or its Stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation
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or its Stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eleventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.